                                                               Exhibit 99(b)

                                                        FOR IMMEDIATE RELEASE


BROWN-FORMAN ANNOUNCES FINAL TENDER OFFER RESULTS

         LOUISVILLE, KY, MARCH 13, 2003 - Brown-Forman Corporation (NYSE: BF/A:
BF/B) today announced the final results of its modified "Dutch Auction" self tender offer, which expired at 12:00 midnight, New York City time on March 4, 2003.

         Based on the final count by National City Bank, which served as the depositary for the tender offer, 470,673 shares of Class A Common Stock were properly tendered and not withdrawn, and all of these shares have been accepted for purchase at a price of $73.00 per share.

         National City Bank has also determined that 7.74 million shares of Class B Common Stock were properly tendered and not withdrawn at the price of $70.50 per share or less. Brown-Forman has accepted for purchase 7.59 million shares of Class B Common Stock at $70.50 per share. This resulted in a proration factor of 98.05% of the Class B shares properly tendered and not withdrawn at a price of $70.50 per share or less. Holders of fewer than 100 Class B shares validly tendered at $70.50 or less will not be subject to proration. Class B shares tendered and not purchased by the Company, either due to proration or because the shares were tendered at prices above $70.50, will be returned to the shareholder. Payment for shares accepted for purchase, as well as the return of all other shares tendered but not accepted, will be made promptly by National City Bank.

         As a result of this tender offer, Brown-Forman has repurchased approximately 2% of its


                                     (more)

Class A Common Stock and 19% of its Class B Common Stock outstanding before the transaction. Based on the number of shares accepted for purchase and Brown-Forman's anticipated cost of borrowing, this transaction is expected to result in earnings accretion of approximately $0.03 per share in fiscal year 2003 and approximately $0.30 per share in fiscal year 2004.

IMPORTANT NOTE ON FORWARD-LOOKING STATEMENTS:

This report includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of important risks and uncertainties, which could cause actual results to differ materially from those discussed in these statements. They include but are not limited to the factors mentioned in the section entitled "Important Information Regarding Forward-Looking Statements" on page 38 of the Company's Annual Report to Stockholders and referred to in Part I, Item 7 of the Company's Form 10-K for 2002 and the factors mentioned in the Company's Quarterly Report on Form 10-Q for the quarter ended January 31, 2003, which Brown-Forman incorporates by reference. Brown-Forman has no current intention of updating or revising any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

         Brown-Forman Corporation is a diversified producer and marketer of fine quality consumer products, including Jack Daniel's, Southern Comfort, Finlandia Vodka, Canadian Mist, Fetzer and Bolla Wines, Korbel California Champagnes, Lenox, Dansk and Gorham tableware and giftware and Hartmann Luggage.


                                      # # #